Exhibit 99.1

Operations Leadership Update

Qurate Retail Group announced today that Scott Barnhart, Chief Operations Officer, will be departing Qurate Retail to pursue a new opportunity.

Scott joined Qurate Retail in September 2022, and in his role has led QVC and HSN’s US fulfillment center network and customer care and experience team, as well as Procurement, Security & Business Continuity, Environmental Health & Safety and CREWS across our global organization. Over his tenure with Qurate Retail he strengthened our operations capabilities, led the team through the critical post-Rocky Mount fire period, and supported the development and implementation of Project Athens.

Scott plans to depart the business on September 20th and upon his departure, Lorna Billinge, SVP Global Supply Chain, will assume interim leadership for the Global Operations team. We thank Scott for his contributions and wish him well in his future endeavors.